Exhibit 99.1

PETROHAWK ANNOUNCES PROVED RESERVES OF 1.06 TCFE

281% Organic Reserve Replacement

Driven by Core Area Drilling

2007 Cash Flow Reaches Record $3.37 Per Share,

Pro Forma Production Up 21% Year Over Year

HOUSTON—February 27, 2008—Petrohawk Energy Corporation (“Petrohawk” or the “Company”) (NYSE:HK) today announced its fourth quarter and full year 2007 financial results, including detail on its year end proved reserves and a recap of recent strategic activities.

•

Proved oil and gas reserves as of December 31, 2007 increased from 872 billion cubic feet of natural gas equivalent (Bcfe) at year end 2006, after adjusting for 2007 divestments, to 1.062 trillion cubic feet of natural gas equivalent (Tcfe), of which a record 326 Bcfe was added through drilling. Petrohawk replaced 318% of its 2007 production of 116.4 Bcfe, including 281% organically. Organic finding and development costs, exclusive of acquisitions, were $2.38 per million cubic feet of natural gas equivalent (Mcfe). The majority of reserve additions were made in the Company’s core area, which includes Elm Grove and Terryville fields in North Louisiana and the Fayetteville Shale.

•

The Company reported average production for the fourth quarter of 303 million cubic feet equivalent per day (Mmcfe/d). Total production for the quarter was 24.3 billion cubic feet (Bcf) of natural gas and 595 thousand barrels (MBbls) of oil, or 27.9 Bcfe, 87% natural gas. Production excluding the Gulf Coast division averaged 236 Mmcfe/d for the quarter. For full year 2007, production averaged 319 Mmcfe/d and totaled 116.4 Bcfe with 85% of production natural gas. Production excluding the Gulf Coast division for 2007 averaged 226 Mmcfe/d, a 21% increase over the prior year.

•

Petrohawk generated revenues of $227.3 million for the quarter ended December 31, 2007, an increase of 13% over fourth quarter 2006. Revenues for the year ended December 31, 2007 were $883.4 million, representing an increase of 50% over the prior year.

•

Cash flows from operations before changes in working capital (cash flow from operations, a non-GAAP measure) were $138.0 million, or $0.82 per fully diluted common share, for the quarter, and $577.8 million, or a record $3.37 per fully diluted common share, for the full year.

•

After adjusting for selected items, net income for the quarter was $0.16 per fully diluted common share, or $27.6 million, versus $10.5 million, or $0.06 per fully diluted common share one year ago (see Selected Item Review and Reconciliation table for additional information). Selected items for the fourth quarter included several one-time charges associated with the sale of Petrohawk’s Gulf Coast division. Before excluding selected items, a $0.1 million loss was reported for the quarter. For the full year 2007, and after adjusting for selected items, net income was $0.69 per fully diluted common share, or $117.4 million, more than double earnings after selected items from the previous year. Before adjusting for selected items, net income was $0.31 per fully diluted common share, or $52.9 million.

•

During the fourth quarter, per unit lease operating costs were the lowest the Company has ever reported, at $0.51 per million cubic feet of natural gas equivalent (Mcfe), or $14.1 million. Lease operating expense for the year was $64.7 million, or $0.56 per Mcfe, compared to $58.0 million for full year 2006, or $0.73 per Mcfe, a 23% reduction on a per unit basis. This marks the second consecutive year that Petrohawk has achieved a significant reduction in per unit lease operating costs.

•

Petrohawk continues to achieve high price realizations. Before the effect of derivatives, the Company realized $7.16 per Mcf of natural gas, or 103% of NYMEX, and $87.93 per barrel of oil, or 97% of NYMEX, during the fourth quarter, and $6.92 per Mcf of natural gas and $68.84 per barrel of oil for the full year.

•

For 2008, approximately 187 MMbtu of natural gas per day and 3,300 barrels of oil per day, or 68% of Petrohawk’s current expected production, is currently hedged at prices between $7.21 and $10.85 per MMbtu for natural gas and $65.44 and $80.26 per barrel for oil. For 2009, approximately 179 MMbtu of natural gas per day and 750 barrels of oil per day is currently hedged at prices between $7.37 and $10.68 per MMbtu for natural gas and swapped at $77.00 per barrel for oil. A current summary of derivative positions is available on the Company's website.

“2007 was a year of strong growth and improvements for Petrohawk, divesting our Gulf Coast division which comprised more than 20% of our proved reserves, and redeploying the proceeds in acquisitions of acreage and producing properties in each of our major fields,” said Floyd C. Wilson, Chairman, President and Chief Executive Officer. “In our Fayetteville Shale position we opened up never-before-drilled expanses to future development and growth. In Elm Grove Field we completed what is believed to be one of the largest Cotton Valley wells on record, and at Terryville Field we have scheduled additional 3D seismic to follow up on our outstanding results and new zone discoveries there.

“We intend to unlock substantial value by executing a multi-year plan to develop our concentrated positions, much of it acreage we have only just begun to tap, in our lower-cost, lower-risk natural gas plays. Our plan offers the potential for double-digit reserve growth coupled with continued operating efficiencies for years to come.”

Proved Reserves Summary

Petrohawk reported 1.062 Tcfe of proved reserves as of December 31, 2007, adding a record 326 Bcfe through drilling. After adjusting for 2007 property sales, proved reserves grew by 22% year over year. Organic finding and development costs, exclusive of acquisitions, were $2.38 per Mcfe. Including the cost of acreage purchased as part of the Company’s expansion in the Fayetteville Shale, all-in finding and development costs were $3.51 per Mcfe.

The pre-tax present value of estimated future net revenues from these proved reserves discounted at 10% and computed in accordance with SEC guidelines totaled approximately $2.56 billion.

Petrohawk’s estimated proved reserves at December 31, 2007 were prepared by the independent reserve engineering firm Netherland, Sewell & Associates, Inc., in accordance with SEC guidelines. Reserves were computed using unescalated year-end 2007 prices of $6.80 per MMbtu of natural gas and $92.50 per barrel of oil, with adjustments for quality and basis differentials.

The following table summarizes the changes in the Company's estimated proved reserves during 2007:

Estimated Proved Reserves (Bcfe)
December 31, 2006	1,076
Discoveries, extensions and other additions	326
Purchases of properties	44
Production	(116)
Sales of properties	(273)
Revisions	5

December 31, 2007	1,062

Total proved reserves of 1.062 Tcfe consist of 955 Bcf of natural gas and natural gas liquids and 17.7 million barrels of oil. The estimated proved reserves are 90% natural gas and are 57% proved developed. On a regional basis, 69% of Petrohawk's estimated proved reserves are located in its core drilling area, primarily comprising tight-gas targets in North Louisiana and the Fayetteville Shale. Non-acquisition related oil and gas capital expenditures (unaudited) for the year totaled $775 million.

Strategic Activities Recap

Recent acquisition, divestment and capitalization activities in support of Petrohawk’s resource-focused strategy include the following:

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Petrohawk sold its Gulf Coast division for $825 million in total proceeds, closing the transaction on November 30, 2007. The division produced approximately 100 Mmcfe/d. The majority of proceeds were escrowed to take advantage of a like-kind exchange structure for tax-efficient redeployment of the proceeds into oil and gas properties.

•

The Company reinvested the escrowed proceeds in several acquisitions which enhanced its core operating areas. It purchased 24,000 net acres in the Fayetteville Shale during the fourth quarter, and added another 18,500 net acres during the first quarter of 2008. Additionally, 8,000 net acres were added as part of a seismic-driven westward expansion of Terryville field and underdeveloped acreage and properties in the Company’s largest field, Elm Grove, was acquired during the first quarter of 2008. Each acquisition added significant upside potential to the Company’s portfolio of lower-risk and lower-cost drilling areas.

•

During the first quarter of 2008, Petrohawk completed a common equity placement of 20.7 million shares to fund these acquisitions and additional development in its resource areas and repay debt. In addition, the borrowing base on the Company’s revolving credit facility was increased to $1 billion.

Petrohawk Conference Call and Analyst Day Scheduled

Petrohawk has scheduled a conference call for Wednesday, February 27, 2008 at 10:00 a.m. CST (11:00 a.m. EST) to discuss fourth quarter and year end 2007 financial and operating results. To access the call, dial 800-644-8607 five to ten minutes before the call begins. Please reference Petrohawk Conference ID 32545735. International callers may also participate by dialing 706-679-8184. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until Thursday, March 13, 2008. To access the replay, please dial 800-642-1687 and reference conference ID 32545735. International callers may listen to a playback by dialing 706-645-9291.

In addition, Petrohawk will host its annual Analyst Day for institutional analysts on Wednesday, March 12, 2008 at the Ritz Carlton Central Park in New York. A reservation is required and can be made by contacting Brittany Oliver at 832-204-2785 or boliver@petrohawk.com. The meeting will begin at 11:00 a.m. Eastern Time and will be accessible at that time through the Company’s website at www.petrohawk.com.

Petrohawk Energy Corporation is an independent energy company engaged in the acquisition, production, exploration and development of natural gas and oil with properties concentrated in North Louisiana, Arkansas, East Texas, Oklahoma and the Permian basin.

For more information contact Joan Dunlap, Vice President—Investor Relations, at 832-204-2737 or jdunlap@petrohawk.com. For additional information about Petrohawk, please visit our website at www.petrohawk.com.

Additional Information for Investors

This press release contains forward-looking information regarding Petrohawk that is intended to be covered by the safe harbor “forward-looking statements” provided by of the Private Securities Litigation Reform Act of 1995, based on Petrohawk’s current expectations and includes statements regarding acquisitions and divestitures, estimates of future production, future results of operations, quality and nature of the asset base, the assumptions upon which estimates are based and other expectations, beliefs, plans, objectives, assumptions, strategies or statements about future events or performance (often, but not always, using words such as “expects”, “anticipates”, “plans”, “estimates”, “potential”, “possible”, “probable”, or “intends”, or stating that certain actions, events or results “may”, “will”, “should”, or “could” be taken, occur or be achieved). Statements concerning oil and gas reserves also may be deemed to be forward-looking statements in that they reflect estimates based on certain assumptions that the resources involved can be economically exploited. Forward-looking statements are based on current expectations, estimates and projections that involve a number of risks and uncertainties, which could cause actual results to differ materially from those, reflected in the statements. These risks include, but are not limited to: the risks of the oil and gas industry (for example, operational risks in exploring for, developing and producing crude oil and natural gas; risks and uncertainties involving geology of oil and gas deposits; the uncertainty of reserve estimates; the uncertainty of estimates and projections relating to future production, costs and expenses; potential delays or changes in plans with respect to exploration or development projects or capital expenditures; health, safety and environmental risks and risks related to weather such as hurricanes and other natural disasters); uncertainties as to the availability and cost of financing; fluctuations in oil and gas prices; risks associated with derivative positions; inability to realize expected value from acquisitions, inability of our management team to execute its plans to meet its goals, shortages of drilling equipment, oil field personnel and services, unavailability of gathering systems, pipelines and processing facilities and the possibility that government policies may change or governmental approvals may be delayed or withheld. Additional information on these and other factors which could affect Petrohawk’s operations or financial results are included in Petrohawk’s reports on file with the SEC. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from the projections in the forward-looking statements. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Petrohawk does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change.

Our production forecasts and expectations for future periods are dependant upon many assumptions, including estimates of production decline rates from existing wells and the undertaking and outcome of future drilling activity, which may be affected by significant commodity price declines or drilling costs increases.

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PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Operating revenues:
Oil and gas	$227,343	$201,903	$883,405	$587,762
Operating expenses:
Production:
Lease operating	14,138	17,569	64,666	58,029
Workover and other	1,568	2,908	7,700	8,118
Taxes other than income	15,225	15,201	58,347	45,547
Gathering, transportation and other	9,727	6,873	33,015	16,187
General and administrative:
General and administrative	19,773	9,944	58,327	35,827
Stock-based compensation	5,674	3,201	15,540	8,242
Depletion, depreciation and amortization	98,001	97,152	395,161	261,272

Total operating expenses	164,106	152,848	632,756	433,222

Income from operations	63,237	49,055	250,649	154,540
Other (expenses) income :
Net (loss) gain on derivative contracts	(28,006)	29,947	(35,011)	124,442
Interest expense and other	(32,756)	(34,019)	(129,603)	(89,884)

Total other (expenses) income	(60,762)	(4,072)	(164,614)	34,558

Income (loss) before income taxes	2,475	44,983	86,035	189,098
Income tax (provision) benefit	(2,589)	(18,868)	(33,138)	(72,535)

Net (loss) income	(114)	26,115	52,897	116,563
Preferred dividends	—	—	—	(217)

Net (loss) income available to common stockholders	$(114)	$26,115	$52,897	$116,346

Earnings (loss) per share of common stock:
Basic	$(0.00)	$0.16	$0.31	$0.95

Diluted	$(0.00)	$0.15	$0.31	$0.92

Weighted average shares outstanding:
Basic	168,986	167,069	168,006	122,452

Diluted	168,986	170,632	171,248	126,135

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited) (In thousands)
	December 31,
	2007	2006
Assets:
Current assets	$189,193	$246,712
Oil and gas properties, net	3,155,672	3,060,243
Other assets	1,327,574	972,701

Total assets	$4,672,439	$4,279,656

Liabilities and stockholders' equity:
Current liabilities	$360,497	$332,019
Long-term debt	1,595,127	1,326,239
Other noncurrent liabilities	707,918	693,054
Stockholders' equity	2,008,897	1,928,344

Total liabilities and stockholders' equity	$4,672,439	$4,279,656

1

PETROHAWK ENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Cash flows from operating activities:
Net (loss) income	$(114)	$26,115	$52,897	$116,563
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depletion, depreciation and amortization	98,001	97,152	395,161	261,272
Income tax provision	2,589	18,868	33,138	72,535
Stock-based compensation	5,674	3,201	15,540	8,242
Net unrealized (gain) loss on derivative contracts	30,949	(28,124)	79,011	(134,428)
Net realized loss on derivative contracts acquired	(502)	49	(3,615)	14,646
Other	1,406	1,381	5,664	1,469

Cash flow from operations before changes in working capital	138,003	118,642	577,796	340,299
Changes in working capital	14,054	(4,073)	27,249	(43,406)

Net cash provided by operating activities	152,057	114,569	605,045	296,893

Cash flows from investing activities:
Oil and gas capital expenditures	(197,538)	(172,783)	(764,311)	(395,479)
Acquisition of One Tec, LLC, net of cash acquired of $2,145	—	—	(39,910)	—
Acquisition of KCS Energy, Inc., net of cash acquired of $8,260	—	(192)	—	(512,344)
Acquisition of Winwell Resources, Inc., net of cash acquired of $14,965	—	(2,227)	—	(177,264)
Acquisition of Mission Resources Corporation, net of cash acquired of $48,359	—	—	—	—
Acquisition of Proton Oil & Gas Corporation, net of cash acquired of $870	—	—	—	—
Acquisition of oil and gas properties	(355,758)	1,741	(488,869)	(87,893)
Proceeds received from sale of oil and gas properties	681,157	130,341	689,220	192,424
Increase in restricted cash	(650,000)	—	(650,000)	—
Decrease in restricted cash	380,163	—	380,163	—
Other	(487)	(3,868)	(2,989)	7,990

Net cash used in investing activities	(142,463)	(46,988)	(876,696)	(972,566)

Cash flows from financing activities:
Proceeds from exercise of options	3,096	384	6,058	2,850
Proceeds from issuance of common stock and warrants	—	—	—	188,500
Acquisition of common stock	—	—	—	(46,200)
Proceeds from borrowings	168,000	215,000	950,000	1,681,183
Repayment of borrowings	(188,431)	(283,325)	(689,601)	(1,111,644)
Debt issue costs	(834)	(64)	(834)	(14,438)
Net realized loss on derivative contracts acquired	502	(49)	3,615	(14,646)
Offering costs	—	(217)	—	(10,942)
Buyback of 8% cumulative preferred stock	—	(1)	—	(5,340)
Other	84	—	(1,368)	(968)

Net cash (used in) provided by financing activities	(17,583)	(68,272)	267,870	668,355

Net (decrease) increase in cash	(7,989)	(691)	(3,781)	(7,318)
Cash:
Beginning of period	9,801	6,284	5,593	12,911

End of period	$1,812	$5,593	$1,812	$5,593

PETROHAWK ENERGY CORPORATION

SELECTED OPERATING DATA (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Production:
Natural gas—MMcf	24,310	24,793	99,506	63,643
Crude oil—MBbl	595	741	2,816	2,703
Natural gas equivalent—MMcfe	27,879	29,240	116,402	79,863
Daily production—MMcfe	303	318	319	219
Average price per unit:
Realized oil price—as reported	$87.93	$55.14	$68.84	$62.27
Realized impact of derivatives	(9.42)	(5.06)	(1.81)	(7.99)

Net realized oil price (Bbl)	78.51	50.08	67.03	54.28
Realized gas price—as reported	7.16	6.48	6.92	6.57
Realized impact of derivatives	0.35	0.22	0.49	0.18

Net realized gas price (Mcf)	7.51	6.70	7.41	6.75
Cash flow from operations (1)	138,003	118,642	577,796	340,299
Cash flow from operations—per share (diluted)	0.82	0.70	3.37	2.70
Average cost per Mcfe:
Production:
Lease operating	0.51	0.60	0.56	0.73
Workover and other	0.06	0.10	0.07	0.10
Taxes other than income	0.55	0.52	0.50	0.57
Gathering, transportation and other	0.35	0.24	0.28	0.20
General and administrative expense:
General and administrative	0.71	0.34	0.50	0.45
Stock-based compensation	0.20	0.11	0.13	0.10
Depletion expense	3.47	3.27	3.35	3.23

(1)

Represents cash flow from operations before changes in working capital. See the Consolidated Statements of Cash Flows for a reconciliation from this non-GAAP financial measure to the most comparable GAAP financial measure.

SELECTED ITEM REVIEW AND RECONCILIATION (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended December 31,		Years Ended December 31,
	2007	2006	2007	2006
Unrealized (gain) loss on derivatives: (1)
Natural gas	$12,954	$(19,216)	$49,542	$(102,916)
Crude oil	17,995	(8,909)	29,469	(31,512)

Total mark-to-market non-cash charge	30,949	(28,125)	79,011	(134,428)
Stock based compensation	3,288	3,201	13,154	8,242
Gulf Coast stock based compensation adjustment (2)	2,386	—	2,386	—
Gulf Coast severance adjustment (3)	9,499	—	9,499	—
Expense of deferred financing costs (4)	863	—	863	—
Loss on extinguishment of debt	—	—	—	9,081

Total selected items, before tax	46,985	(24,924)	104,913	(117,105)
Income tax effect of selected items	(19,234)	9,261	(40,412)	43,514

Selected items, net of tax	27,751	(15,663)	64,501	(73,591)
Net (loss) income available to common
shareholders, as reported	(114)	26,115	52,897	116,346

Net income available to common shareholders, excluding selected items	$27,637	$10,452	$117,398	$42,755

Basic income (loss) per share, as reported	$—	$0.16	$0.31	$0.95
Impact of selected items	0.16	(0.09)	0.38	(0.60)

Basic income per share, excluding selected items	$0.16	$0.07	$0.69	$0.35

Diluted income (loss) per share, as reported	$—	$0.15	$0.31	$0.92
Impact of selected items	0.16	(0.09)	0.38	(0.58)

Diluted income per share, excluding selected items (5)	$0.16	$0.06	$0.69	$0.34

(1)	Represents the unrealized (gain) loss associated with the mark-to-market valuation of outstanding derivative positions at December 31, 2007 and 2006.
(2)	Represents non-cash charges of approximately $2.4 million related to vesting of stock based compensation for employees terminated with the Gulf Coast sale.
(3)	Represents Gulf Coast sale adjustment of $9.5 million for severance payments, incentive bonus payments, and vacation payout costs.
(4)	Represents non-cash charges related to the write off of debt issue costs in conjunction with the decrease in borrowing base associated with the Gulf Coast sale on November 30, 2007.
(5)	Preferred dividends have been added back for the diluted earnings per share calculations for the three and twelve months ended December 31, 2006.